REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Van Kampen Series Fund, Inc.

In planning and performing our audits of the financial statements of Van Kampen Series Fund, Inc., including the Van Kampen American Value Fund, Van Kampen Asian
Equity Fund, Van Kampen Emerging Markets Fund, Van Kampen
Equity Growth Fund, Van Kampen European Value Equity Fund,
Van Kampen Focus Equity Fund, Van Kampen Global Equity
 Allocation Fund, Van Kampen Global Franchise Fund, Van
 Kampen Global Value Equity Fund, Van Kampen International
 Magnum Fund, Van Kampen Latin American Fund, Van Kampen
 Mid Cap Growth Fund, Van Kampen Value Fund, and Van Kampen
 Worldwide High Income Fund (collectively, the "Funds") for the year ended June 30, 2002 (on which we have issued our reports dated August 12, 2002), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
 Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Funds' internal control would not
 necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A
 material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2002.

This report is intended solely for the information and use
 of the Funds' management, the Board of Directors and Shareholders of the Van Kampen Series Fund, Inc., and the
 Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


DELOITTE & TOUCHE LLP
Chicago, Illinois
August 12, 2002